 TOR MINERALS INTERNATIONAL, INC.

722 Burleson Street

Corpus Christi, Texas 78402

NOTICE OF SOLICITATION OF CONSENTS

To the Stockholders of TOR Minerals International, Inc.:

This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement (the "Consent Statement") are furnished to you by TOR Minerals International, Inc. (the "Company") in connection with the solicitation of written consents ("Consents") from the holders of the Company's common stock (the "Common Stock") to take action without a stockholder's meeting.

The Company's Board of Directors (the "Board") is asking holders of its Common Stock to consent to the Company's directors, officers, employees and consultants (the "Insiders") purchase of 45 units, each such unit consisting of (i) 25,000 shares of Common Stock (each such share a "Share" and collectively, the "Shares") and (ii) a Warrant to purchase an additional 25,000 Shares at an exercise price of $2.00 per Share (each such unit a "Unit")  pursuant to the private placement offering (the "Offering") commenced by the Company on or about August 20, 2008 (the "Insider Participation"), in such terms, conditions and amounts as more particularly set forth in the Consent Statement.  Pursuant to the Offering, the Company has sold 25 Units to persons other than Insiders (the "Non-Insiders").  Therefore, a total of 70 Units would be sold if the Insider Participation is approved.

The Board is seeking your consent at this time for two reasons.  First, the Company wants to raise capital, partially to satisfy conditions of a waiver received from one of its lenders.  Second, the Consents are being sought for the Insider Participation to ensure that (i) any sale of Units to the Insiders when combined with sales to Non-Insiders, do not result in the issuance of twenty percent or more of Common Stock outstanding before the issuance, at a price less than the greater of book or market value  without approval by the Company's stockholders as set forth in NASDAQ Rule 4350(i)(1)(D) and (ii) to the extent  the Insider Participation could be considered an equity compensation arrangement as set forth in NASDAQ Rule 4350(i)(1)(A), the Company's stockholders approve of it.

The Board requests that you indicate your written consent to the proposed corporate action by marking, signing and dating the enclosed consent card, and promptly mailing it in the enclosed envelope (which needs no postage if mailed in the United States) so that it will be received by the Company on or before November 12, 2008.

The Board has established the close of business on October 24, 2008 as the record date for determining stockholders entitled to submit Consents (the "Record Date").  The proposed corporate action may be taken only if holders of record on the Record Date representing at least a majority of all outstanding Shares submit to the Company a written consent to such action within 60 days after the earliest dated Consent is delivered to the Company.  It is planned, however, that Consents will be finally tabulated on November 12, 2008.  Accordingly, for Consent to the proposed Insider Participation to be included in the tabulation, they should be received by the Company on or before November 12 , 2008.  The Company retains the right to extend such date, subject to the limitations described above.

If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a Consent with respect to your Shares.  Accordingly, please contact the person responsible for your account and give instructions for a Consent for your Shares to be signed, dated and delivered to the Company.

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The Board unanimously recommends that you vote FOR the Insider Participation.

By Order of the Board

Barbara Russell

Secretary

October 29, 2008

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TOR MINERALS INTERNATIONAL, INC.

CONSENT SOLICITATION STATEMENT

This Consent Solicitation Statement (this "Consent Statement") is being furnished in connection with the solicitation of written consents (the "Consents") by the Board of Directors (the "Board") of TOR Minerals International, Inc., a Delaware corporation with its principal executive offices at 722 Burleson Street, Corpus Christi, Texas 78402 (the "Company"), for purposes of approving the proposed purchase of 45 units (each unit a "Unit" and collectively the "Units"), each consisting of 25,000 shares of Common Stock (each such share, a "Share") and one Warrant to purchase an additional 25,000 Shares at an exercise price of $2.00 per Share, by certain directors, officers, employees and consultants of the Company (the "Insiders") pursuant to the private placement offering  (the "Offering") commenced by the Company on or about August 20, 2008 (the "Insider Participation").   It is expected that this Consent Statement will be first mailed to the Company's stockholders on or about October 29, 2008.

The Board has established the close of business on October 24, 2008 for determining stockholders of record (the "Record Date") entitled to submit Consents.

The unrevoked, signed and dated Consents representing at least a majority of all outstanding Shares on the Record Date are necessary to constitute approval of the Insider Participation.  On the Record Date, the Company had outstanding and entitled to vote 7,878,492 Shares, each entitled to one vote upon matters to be acted upon by stockholder vote.

The Proposal will be adopted if the requisite number of Consents is delivered to the Secretary of the Company at the Company's principal executive offices within 60 days after the earliest dated Consent is delivered to the Company.  It is planned, however, that Consents will be finally tabulated on November 12, 2008.  Accordingly, for Consents to the Proposal to be included in the tabulation, they should be received by the Company on or before November 12, 2008.  The Company retains the right to extend such date, subject to the limitations prescribed by law and discussed above.

Consent Procedure; Effectiveness

Section 228 of the Delaware General Corporation Law ("DGCL") states that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consent in writing setting forth the action so taken, shall be signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to (i) its registered offices in Delaware, (ii) its principal place of business, or (iii) an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded.  The Company's Certificate of Incorporation, as amended from time to time, does not prohibit the use of such consents.

If the Proposal is adopted by less than unanimous consent of the Company's stockholders, the Company will give prompt notice of the adoption of the Proposal to those stockholders who have not returned executed Consents of the Proposal to the Company and who, if the action had been taken at a meeting, would have been entitled to notice of such meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.

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Solicitations of Consents

Solicitations of Consents will be made by the Company.  The Company will bear all expenses of this solicitation, which the Company expects to be approximately $25,000.  As of the date hereof, the Company has had expenditures in the amount of $15,000 in connection with the solicitation of Consents.

In addition to being solicited by mail, Consents may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company.  Brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of the Common Stock.  The Company expects to reimburse brokers, custodians, nominees, fiduciaries or other persons for their reasonable out-of-pocket expenses in forwarding the solicitation materials to the beneficial owners of Common Stock.

Revocation of Consents

An executed Consent may be revoked by a properly signed and dated written revocation delivered to the Company at any time before sufficient Consents have been delivered to the Company to authorize the Proposal.  A revocation may be in any written form signed by the record holder as long as it clearly states that the Consent previously given is no longer effective.  The delivery of a subsequently dated Consent which is properly completed and timely delivered will also constitute a revocation of any earlier Consent.  The revocation should be delivered to the Secretary of the Company at 722 Burleson Street, Corpus Christi, Texas 78402.

No Dissenter's Rights

Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the Proposal.

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PROPOSAL

To Authorize the Insider Participation in the Offering

The Board, by written consent dated October 14, 2008, unanimously adopted a resolution approving and recommending to the stockholders their approval of the proposed purchase by the Insiders of no more than 45 Units pursuant to the Offering.

The Board is asking holders of its Common Stock to consent to the Insider Participation, in such terms, conditions and amounts as more particularly set forth in the Consent Statement.  Pursuant to the Offering, the Company has sold 25 Units to persons other than Insiders (the "Non-Insiders").  Therefore, a total of 70 Units would be sold if the Insider Participation is approved.

As more fully discussed in the Company's Form 8-K filed with the Securities Exchange Commission ("SEC") on August 18, 2008, the Company received a waiver from the lender under its US Credit Facility for non-compliance with certain covenants set forth therein.  In response to this, and to also enhance the Company's liquidity position, the Company promptly began pursuing the sale of Units.  Between August 14, 2008, the date Bank of America notified the Company of this waiver condition, and August 20, 2008, the date of the Company's private placement memorandum, the closing trading price for the Common Stock as reported on the NASDAQ Capital Market varied between $1.36 and $1.40 per Share.  Because the Company is not registering the Units, the Common Stock, or Common Stock issuable upon exercise of the Warrants, all such securities will be restricted as to resale. When this factor is combined with the Company's interest in raising capital quickly, the Board believed a slight discount to the prevailing market price was appropriate.  As each Unit being sold pursuant to the Offering consists of 25,000 Shares for a price of $30,000, each share of Common Stock issuable upon purchase of each Unit may be deemed to be initially priced at $1.20 per Share.

The Company's Common Stock is listed on the NASDAQ Capital Market, which requires that the Company meet ongoing listing requirements, including those applicable to issuances of certain quantities of the Company's Common Stock as well as issuances that may result in executive compensation.  The Company is seeking stockholder approval of the Insider Participation so that it may (i) raise funds as a result of selling to the Insiders the 45 Units and (ii) satisfy two NASDAQ Rules relating to this potential sale of Units.  NASDAQ Rule 4350(i)(1)(D) imposes a twenty percent limit on the amount of common stock a listed entity may issue without stockholder approval for less than the greater of the market value or book value of the stock.  For purposes of Rule 4350(i)(1)(D), both Shares issuable upon purchase of each Unit and shares issuable upon exercise of warrants are counted for purposes of the twenty percent calculation.  When the number of Shares underlying the Units sold to Non-Insiders is combined with those we seek to sell to Insiders, we would exceed this twenty percent limitation.  It should be noted, however, that to the extent that stockholders approve the Insider Participation, all Shares issuable to Insiders would be excluded from the calculation and therefore would satisfy the requirements set forth in Rule 4350(i)(1)(D).

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NASDAQ Rule 4350(i)(1)(A) provides that stockholder approval is required prior to issuance of Common Stock to Insiders if such issuance would result in executive compensation.  The issuance of Common Stock would result in executive compensation if the Shares issued to Insiders are issued at less than market value.  As previously mentioned, the initial effective price per Share under the Offering is $1.20.  However, NASDAQ Rules require that in the event a listed entity sells a unit comprised of both common stock and a warrant to purchase common stock, then $0.125 of the purchase price per share must be allocated to the value of the warrant. This causes the effective price of each Share of the Offering to have an effective price of $1.075.  Since the Company cannot foresee what the market price per Share will be if and when consent is provided for the Insider Participation, or when the Company otherwise accepts the subscription agreements if stockholder consent is provided, the Company is seeking stockholder approval just in case the trading price at the date the Company accepts the subscription agreements pursuant to the Offering exceeds $1.075, again, the effective price per Share under the Offering. If this were to occur, the Insider Participation would result in executive compensation arrangement under the Rule 4350(i)(1)(A).  From October 1, 2008 until the mailing of this Consent Statement on October 28, 2008, the closing trading price of the Common Stock of the Company set forth on the NASDAQ Capital Market has varied from $0.72 to $1.10 per Share.

Although a number of Non-Insiders approached the Company about participating in the Offering, Insiders were also interested.  The Board has reviewed the proposed Insider Participation, as set forth below, and has approved this Insider Participation.

Insider	Shares of Common Stock Beneficially Owned Before Offering	Insider Participation (No. of Units Subscribed For)	Number of Shares Directly Owned if Insider Participation is Approved	Beneficial Ownership of Shares Upon Insider Participation, Including Shares Underlying Warrants
Dr. Olaf Karasch	128,500	2	50,000	228,500
Mark Schomp	159,000	1	49,000	209,000
David A. Hartman	627,500	9	825,000	1,077,500
Douglas M. Hartman	627,500	9	825,000	1,077,500
Thomas W. Pauken	136,010	3	176,810	286,010
Bernard A. Paulson	1,252,332	17	1,649,832	2,102,332
Tan Chin Yong	392,228	2	414,728	492,228

To the extent stockholder approval of the Insider Participation is provided, Insiders will acquire Units that mirror those offered to Non-Insiders, being priced at $30,000 per Unit, and consisting of (i) 25,000 Shares, and (ii) a Warrant to purchase an additional 25,000 Shares at an exercise price of $2.00 per Share.  In the event that stockholder approval of the Insider Participation is not received, the 45 Units will not be sold to the Insiders, and the Company will likely seek additional financing.

The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Insider Participation, if, at any time the Board, in its sole discretion, determines that the Insider Participation is no longer in the best interest of the Company and its stockholders.  The Board may consider a variety of factors in determining whether or not to commence the Insider Participation including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the market price per share of the Company's Common Stock, business and transactional developments and the Company's actual and projected financial performance.

THE BOARD RECOMMENDS THAT YOU CONSENT TO THE PROPOSED INSIDER PARTICIPATION.

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Security Holdings of Principal Stockholders

The following table sets forth information with respect to those persons who, to our knowledge, owned or who may be deemed to have owned beneficially, in each case as of October 24, 2008, more than five percent of our Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class
Paulson Ranch, Ltd. 4350 Ocean Drive, #405 Corpus Christi, TX 78412	1,252,332	(2)	16.2%
The D and CH Trust c/o Hartman & Associates, Inc. 10711 Burnet Road, Suite 330 Austin, TX 78758	627,500	(3)	7.9%
The Douglas MacDonald Hartman Family Irrevocable Trust c/o Hartman & Associates, Inc. 10711 Burnet Road, Suite 330 Austin, TX 78758	627,500	(4)	7.9%

(1)     Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)     Paulson Ranch Management, L.L.C., a Texas limited liability company, is the general partner of Paulson Ranch Ltd.  The members of Paulson Ranch Management, L.L.C. are Bernard A. Paulson, Chairman of our Board, and his wife.  The principal business of Paulson Ranch Management Ltd. is investment in securities. Paulson Ranch, Ltd. disclaims beneficial ownership of the 72,800 shares held directly by Mr. Paulson and Mrs. Paulson.  Mr. Paulson has sole voting power of over the aggregate 1,252,332 shares.  This number includes (A) 1,152,032 shares held for the account of Paulson Ranch, Ltd. (B) 72,800 shares held for Mr. and Mrs. Paulson's account and (C) options to acquire 27,500 shares that are subject to stock options exercisable at or within sixty days of October 24, 2008, held for Mr. Paulson's account.

(3)     David A. Hartman, a member of our board of directors, is Trustee of The D and CH Trust. The number of shares listed includes (A) 600,000 shares of common stock held for the account of The D and CH Trust, and (B) options to acquire 27,500 shares that are subject to stock options exercisable at or within sixty days of October 24, 2008, held for David A. Hartman's account. David A. Hartman has sole voting power over the shares held by The D and CH Trust.

(4)     Douglas MacDonald Hartman, a member of our board of directors, is Trustee for The Douglas MacDonald Hartman Family Irrevocable Trust. Douglas MacDonald Hartman is a member of our board of directors. The number of shares listed includes (A) 600,000 shares of common stock held for The Douglas MacDonald Hartman Family Irrevocable Trust account, and (B) options to acquire 27,500 shares that are subject to stock options exercisable at or within sixty days of October 24, 2008, held for Douglas MacDonald Hartman's account. Douglas MacDonald Hartman has sole voting power over the shares held by The Douglas MacDonald Hartman Family Irrevocable Trust.

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Security Holdings of Management

The following table sets forth the number of shares of our Company's Common Stock beneficially owned by each director and each named executive officers, and all directors and the named executive officer as a group, as of October 24, 2008.

	Amount of Common Stock Beneficially Owned(1)		Percent of Class	Amount of Series A Convertible Preferred Stock Beneficially Owned	Percent of Class
David A. Hartman	627,500	(2)	7.94%
Douglas M. Hartman	627,500	(3)	7.94%
Olaf Karasch	128,500	(4)	1.60%
Lee Hee Chew	97,500	(5)	1.22%
Thomas W. Pauken	136,010	(6)	1.72%	5,000	2.50%
Bernard A. Paulson	1,104,872	(7)	13.98%
Steven E. Paulson	149,960	(8)	1.90%
Mark J. Schomp	159,000	(9)	1.98%
Barbara Russell	2,300	(10)	<1%
Tan Chin Yong	392,228	(11)	4.96%
All directors and three executive officers as a group (9) persons	3,425,370	(12)	40.83%	5,000	2.50%

(1)     Unless otherwise indicated, each person has sole voting and investment power over the shares indicated and their address is 722 Burleson Street, Corpus Christi, Texas 78402.

(2)     Includes (A) 600,000 shares held for the account of The D & CH Trust, and (B) options to acquire 27,500 shares that are subject to stock options that are exercisable at or within sixty days of October 24, 2008.

(3)     Includes (A) 600,000 shares held for the account of The Douglas MacDonald Hartman Family Irrevocable Trust, and (B) options to acquire 27,500 shares that are subject to stock options that are exercisable at or within sixty days of October 24, 2008.

(4)     Includes options to acquire 128,500 shares that are subject to stock options that are exercisable at or within sixty days of October 24, 2008.

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(5)    Includes options to acquire 97,500 shares that are subject to stock options that are exercisable at or within sixty days of October 24, 2008.

(6)    Consists of options to acquire (A) 30,000 shares that are subject to stock options that are exercisable at or within sixty days of October 24, 2008; (B) 59,810 shares held by Mr. Pauken; (C) 7,200 shares held by Mr. Pauken's spouse, of which Mr. Pauken's disclaims beneficial ownership; (D) 13,300 shares held by TWP Inc. PSP of which Mr. Pauken is Trustee and has sole voting and investment power; (E) 21,500 shares held by TWP Inc. of which Mr. Pauken is president and has sole voting power; and (F) 4,200 shares of Common Stock issuable upon conversion of 5,000 shares of Series A Convertible Preferred Stock, or .84 shares of Common Stock for each share of Series A Convertible Preferred Stock, which can be converted at any time at the Company's option.  Mr. Pauken disclaims beneficial ownership in such shares.

(7)    Includes (A) 1,004,572 shares held for the account of Paulson Ranch, Ltd. (B) 72,800 shares held by Mr. Paulson and Mrs. Paulson, and (C) options to acquire 27,500 shares that are subject to stock options exercisable at or within sixty days of October 24, 2008, held for Mr. Paulson's account.

(8)    Represents (A) 12.8% ownership interest in the 1,152,032 shares held for the account of Paulson Ranch, Ltd., and (B) options to acquire 2,500 shares that are subject to the stock options exercisable at or within sixty days of October 24, 2008.

(9)    Includes (A) 24,000 shares held by Mr. Schomp and his spouse and (B) options to acquire 135,000 shares that are subject to stock options that are exercisable at or within sixty days of October 24, 2008.

(10)    Includes options to acquire 2,300 shares that are subject to stock options exercisable at or within sixty days of October 24, 2008.

(11)    Includes (A) 364,728 shares held by Dr. Tan and (B) options to acquire 27,500 shares that are subject to stock options exercisable at or within sixty days of October 24, 2008.

(12)    Includes 505,800 shares which the directors and named executive officers as a group have the right to acquire pursuant to stock options and 4,200 shares issuable upon conversion of Series A Convertible Preferred Stock at or within sixty days of October 24, 2008.

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Executive Compensation

Compensation and Incentive Plan Committee

The Compensation and Incentive Plan Committee currently consists of Messrs. David Hartman and Pauken (Chairman), all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace Rules, and operates under a written charter adopted by our board of directors.  A copy of the charter may be found on our Company's website at www.torminerals.com. The Compensation and Incentive Plan Committee met twice in 2007.

The Compensation and Incentive Plan Committee formulates and presents to our board of directors recommendations as to the base salaries for all officers of our Company. The Compensation and Incentive Plan Committee specifically reviews, approves, and establishes the compensation for our executive officers. This committee is authorized to (1) select persons to receive awards under our Company's 2000 Incentive Plan, (2) to determine the terms and provisions of the awards, if any, the amount of the awards, (3) to review performance of persons selected for bonuses and (4) otherwise administer our Company's 2000 Incentive Plan to the full extent provided in such Incentive Plan. The Compensation and Incentive Plan Committee is not authorized to delegate its authority to other persons.

Overview

The Compensation and Incentive Plan Committee (the "Committee") is responsible for administering the executive compensation program for our Company. The Committee is responsible for establishing appropriate compensation goals for the executive officers of our Company, evaluating the performance of such executive officers in meeting such goals and making recommendations to our board of directors with regard to executive compensation. Our Company's compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, and achievement of specific operation, financial and strategic objectives.

The Committee conducts a twice annual review the compensation packages of our executive officers, taking into account factors which it considers relevant, such as our Company's financial performance and the performance of the executive officer under consideration. The Committee does not engage in any benchmarking of total compensation or any material element of compensation against any specific companies or groups of companies. The particular elements of our compensation programs for our executive officers are described below. Neither we nor the Committee has engaged any consultants to provide advice regarding compensation matters.

In carrying out its duties to establish the executive compensation program, the Committee is guided by our Company's desire to achieve the following objectives:

•            attract and retain high-quality leadership;

•            provide competitive compensation opportunities that support our overall business strategy and objectives; and

•            effectively serve the interests of our shareholders.

These objectives are implemented by the Committee through its executive compensation program. In 2007, the compensation program established by the Committee was comprised of the following three primary components:

•            base salary;

•            annual cash incentive payment; and

•            long-term equity based compensation awards.

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The Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that attempts to effectively implement its stated objectives with respect to the compensation arrangements for each of our executive officers. Each of the primary components, and the certain other benefits, are discussed in more detail below.

Management - Executive Officers

Our Committee discusses the total compensation of our Named Executive Officers ("NEOs"), a group that includes our Chief Executive Officer ("CEO"), Chief Financial Officer, ("CFO"), and our other most highly compensated executive officers whose total compensation for our fiscal year ended December 31, 2007 exceeded $100,000, which included two other persons.  Each of our NEOs is elected annually, and as of December 31, 2007, and October 24, 2008, our NEOs were as follows:

Name	Age	Position	Since
Olaf Karasch	51	President and Chief Executive Officer	2006
Mark Schomp	48	Executive Vice President	2006
Hee Chew Lee	52	Vice President, Asian Operations	2002
Steven H. Parker	57	Treasurer and Chief Financial Officer	2007
Barbara Russell	55	Acting Chief Financial Officer	2008

Dr. Olaf Karasch, President and Chief Executive Officer  -  Dr. Olaf Karasch was appointed President and Chief Executive Officer by the Board on July 1, 2006.  Dr. Karasch resides in Germany and offices at our European operation, TP&T, located in Hattem, Netherlands.  Dr. Karasch had served as Executive Vice President, Operations, since September 4, 2002.  Dr. Karasch had served as Managing Director of TP&T since joining the Company on May 16, 2001.  In January 1996, Dr. Karasch was managing director for Flohme Chrome Plating and Plasma Coating.  In 1997, he joined the Royal Begemann Group in the Netherlands until its purchase by TOR in 2001.  Dr. Karasch received his Ph.D. in Mineralogy at Reinisch-Westfalische University in Aachen, Germany where he specialized in submicronization (particle size reduction below one micron).

Mark Schomp, Executive Vice President  -  Mark Schomp was appointed Executive Vice President by the Board on July 1, 2006.  Mr. Schomp had served as Vice President, Sales and Marketing since September 4, 2002.  Mr. Schomp is a Chemical Engineer who spent 15 years in sales and sales management with Alusuisse-Lonza, a large European manufacturer of aluminum, specialty aluminas, and other products.  He has wide experience in selling pigments and fillers for plastics and coatings applications.  Mr. Schomp joined the Company's sales department in 2001.

Hee Chew Lee, Vice President, Asian Operations  -  Hee Chew Lee was appointed Vice President, Asian Operations, by the Board on December 5, 2002.  Mr. Lee, a Chemical Engineer, joined TOR in 1994 as General Manager and has served as the Managing Director of our Asian operation, TMM, since 1998.

Steven H. Parker, Treasurer and Chief Financial Officer  -  Steven H. Parker was Treasurer and Chief Financial Officer from January 1, 2007 through May 23, 2008.  Prior to joining the Company, Mr. Parker served as Group Director of Financial Shared Services of the Orthopedic Global Business Unit of Smith and Nephew, a global medical device manufacturer, in 2006 and International Director of Finance from 1997 to 2005.  Mr. Parker has a Masters of Business Administration from the University of Memphis and is a CPA.

Barbara Russell, Acting Chief Financial Officer  -  Barbara Russell was appointed Acting Chief Financial Officer by the Board on May 23, 2008.  Ms. Russell joined TOR in 1997 and has served as the Company's Controller since2000.  Prior to her association with TOR, Ms. Russell served as Controller and Executive Director of South Texas Lighthouse for the Blind from 1972 to 1996.  Ms. Russell has a Bachelor of Business Administration in Accounting from Texas A&M University.

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No executive officer of the Company has any family relationship with any other director or executive officer of the Company.

Base Salary

Our executive officers' salaries are determined by evaluating their relative roles and responsibilities. Individual salaries are reviewed annually and salary increases are based on our Company's overall performance and the executive's individual performance during the preceding year. The Committee does not assign relative weights or importance to any specific measure of our financial performance.

The Committee considered our Company's financial performance and his performance in determining the base salary for 2007 for Dr. Olaf Karasch, our President and Chief Executive Officer. Based on these factors, the Committee established Dr. Karasch's salary under his employment agreement as $331,679 in 2007.  Steve Parker was hired on January 2, 2007 at a base salary of $156,000 which the Committee determined based on the company's financial performance and on Mr. Parker's background and experience.  Mr. Schomp received a base salary of $157,221 in 2007 which was the same in 2006.

Annual Bonuses

The annual compensation of our executive officers consists of a base salary and discretionary bonus payments. Our board of directors may issue bonuses to our executive officers at the end of the fiscal year based on the financial performance of our Company and the individual performance of the officer. In 2007, Lee Hee Chew, our Vice President, Asian Operations, received a bonus of $12,477.

Stock Option Grants

Our 2000 Incentive Stock Plan, intended to advance the interests of our Company by encouraging stock ownership on the part of key employees, was approved by the stockholders on May 5, 2000 and amended with stockholder approval on May 23, 2008 to increase the number of shares subject to the Plan to 1,250,000 shares.  The Plan is intended to provide our directors, executive officers and employees the opportunity to acquire a proprietary interest in the success of our Company by granting stock options to such directors, executive officers and employees. Specifically, the plan is intended to advance the interests of our Company by:

•          enabling us to attract and retain the best available individuals for positions of substantial responsibility;

•          providing additional incentive to such persons by affording them an opportunity for equity participation in our business; and

•          rewarding directors, executive officers and employees for their contributions to our business.

The 2000 Incentive Stock Plan is administered by our Compensation and Incentive Plan Committee. Both "Incentive Stock Options" and "Nonstatutory Options" may be granted under the 2000 Incentive Stock Plan from time to time.  Incentive Stock Options are stock options intended to satisfy the requirements of Section 422 of the Internal Revenue Code.  Nonstatutory Options are stock options that do not satisfy the requirements of Section 422 of the Internal Revenue Code.

All options under the 2000 Incentive Stock Plan are required to be at an exercise price of not less than 100% of the fair market value of the stock on the date of grant. Each option expires not later than ten years from the date the option was granted.  Options are exercisable in installments as provided in individual stock option agreements.

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Stock options are the primary source of long-term incentive compensation for our executive officers and directors.  Each of our executive officers and directors are eligible to participate in our 2000 Incentive Stock Plan.

Stock option grants are made at the discretion of the Committee. Each grant is designed to align the interests of the executive officer with those of our stockholders and provide each individual with a significant incentive to manage our Company from the perspective of an owner with an equity stake in the business.  Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (up to ten years).  Shares underlying each option becomes exercisable in a series of installments over a vesting period, contingent upon the officer's continued employment with our Company.  Accordingly, the option will provide a return to the executive officer only if he or she remains employed by our Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with our Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term.  The Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual.  The relevant weight given to each of these factors varies from individual to individual.  Our Company does not have security ownership requirements or guidelines for its executive officers.

Dr. Karasch was granted 75,000 options on November 20, 2007 at an exercise price of $2.14 per share.  In recognition of Lee Hee Chew's many contributions to our Company and as an incentive to maintain this level of performance, on November 21, 2007, the Compensation Committee of our board of directors approved the Modification of Option  Grant dated May 14, 2004.  The original grant was for 75,000 options at an exercise price of $4.43.  Of this amount, 50,000 options will remain at the original exercise price of $4.43 per share.  Pursuant to the Modification, the balance of 25,000 options were reissued at an exercise price of $2.20 per share, which was the closing per share trading price of the Common Stock on the date of the grant modification.  Of these 25,000 options, 15,000 are fully vested and the remaining 10,000 continue to have the original vesting date of May 14, 2008.

Employment Agreement

As required by Netherlands law, our Netherlands subsidiary, TOR Processing & Trade BY ("TP&T"), has entered into a Service Agreement (the "Service Agreement") with Dr. Olaf Karasch, pursuant to which he serves as the Managing Director of TP&T. Dr. Karasch also serves as President and Chief Executive Officer of our Company.  The Service Agreement, dated May 11, 2001, provides that Dr. Karasch will be paid an annual gross salary of EURO 150,000, and an annual net salary, after taxes, of between EURO 94,000 and EURO 90,000.  The Service Agreement is evergreen and has an initial term ending in March 2006, after which time either party can terminate the Service Agreement by giving the other party not less than six months written notice. Notwithstanding the foregoing, Dr. Karasch can be terminated at any time by TP&T in certain instances where he has neglected his duties, materially breached the Service Agreement, or brought TP&T or himself into disrepute.  Effective January 1, 2008, Dr. Karasch's monthly salary increased by EURO 4,220, which, on January 1, 2008, was equal to US$6,157.

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Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. We generally intend to limit non-performance based compensation to our executive officers consistent with the terms of Section 162(m) so that compensation will not be subject to the $1 million deductibility limit. Cash and other non-performance-based compensation paid to our executive officers for fiscal 2007 did not exceed the $1 million limit per officer.

Review of All Components of Executive Compensation

The Committee has reviewed all components of compensation for our NEOs, including salary, bonus, accumulated realized and unrealized stock option gains, and the dollar value to the NEO and cost to us of all perquisites and other personal benefits.  Our Chief Executive Officer assists the Committee in assessing and designing our Company's compensation program, and he attended all of the Committee's meetings held in 2007 but was not present during voting or deliberations of his compensation.  Except as described below, the Committee did not adopt any new compensations or programs or amend any existing compensation policies in 2007.

Based on this review, the Committee finds the total compensation for our NEOs in the aggregate to be reasonable and not excessive.  The Committee specifically considered that our Company does not maintain any employment contracts, with the exception of its employment agreement with Dr. Karasch, as described above under the section entitled "Employment Agreement," or change of control agreements with Dr. Karasch.  It should be noted that when the Committee considers any component of total compensation of our NEOs, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option gains are taken into consideration in the Committee's decisions.

Internal Pay Equity

The Committee believes that the relative difference between Chief Executive Officer compensation and the compensation of our Company's other executives is consistent with such differences found in our reference labor market.

Compensation and Incentive Plan Committee Report

The Compensation and Incentive Plan Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation and Incentive Plan Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION AND INCENTIVE PLAN COMMITTEE
OF OUR BOARD OF DIRECTORS
DAVID A. HARTMAN & THOMAS W. PAUKEN

This Compensation and Incentive Plan Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent our Company specifically incorporates this Report by reference therein.

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Summary Compensation Table for 2007

The following table sets forth information concerning the compensation of our NEOs for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary		Bonus	Option Awards		All Other Compensation		Total
Olaf Karasch President and Chief Executive Officer	2007	$331,679	(1)	$-	$1,632	(2)	$7,007	(3)	$340,318
Lee Hee Chew Vice President, Asian Operation	2007	$99,816		$12,477	$20,659	(4)	$2,743	(5)	$135,695
Steven Parker Chief Financial Officer	2007	$153,000		$-	$26,016	(6)	$15,242	(7)	$194,258
Barbara Russell Acting Chief Financial Officer (8) and Controller	2007	$77,000		$-	$-		$-		$77,000
Mark J. Schomp Executive Vice President, Marketing and Sales	2007	$157,221		$-	$-		$6,000	(9)	$163,221

(1)      Consists of annual salary of $288,101 under Dr. Karasch's employment agreement with TP&T and $43,578 in additional salary in connection with Dr. Karasch's position of President and CEO.  Of this $25,892 was earned in 2007 and paid in 2008.    See the sections entitled "Base Salary" and "Employment Agreement" for a description of Dr. Karasch's employment agreement with the Company

(2)      On November 20, 2007, Dr. Karasch was granted options to purchase 75,000 shares of Common Stock at an exercise price of $2.14.

(3)      Consists of Dr. Karasch's Netherlands pension and taxes.

(4)      On November 21, 2007, Mr. Lee was given a modification of his option granted dated May 14, 2004.  Please see details under Stock Option Grants.

(5)      Consists solely of automobile expense and mobile telephone expense.

(6)      On January 2, 2007, Mr., Parker was granted options to purchase 100,000 shares of Common Stock at an exercise price of $2.84 with an ascribed value of $20,016.

(7)      Consists solely of relocation expenses.

(8)      On May 23, 2008, Ms. Russell was appointed Acting Chief Financial Officer.

(9)      Consists solely of a car allowance.

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Summary Compensation Table for 2006

The following table sets forth information concerning the compensation of our NEOs for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary		Bonus	Option Awards		All Other Compensation		Total
Richard L. Bowers President and Chief Executive Officer	2006	$128,300	(10)	$-	$-		$-		$128,300
Olaf Karasch President and Chief Executive Officer	2006	$243,172	(11)	$7,760	$6,790	(12)	$-		$257,722
Lee Hee Chew Vice President, Asian Operation	2006	$96,906		$30,283	$-		$2,663	(13)	$129,852
Lawrence W. Haas Chief Financial Officer (14)	2006	$94,712		$-	$-		$-		$94,712
Barbara Russell Acting Chief Financial Officer (15)	2006	$66,000		$-	$-		$-		$66,000
Mark J. Schomp Executive Vice President, Marketing and Sales	2006	$157,221		$-	$3,395	(16)	$6,000	(17)	$166,616

(10)   Mr. Bowers resigned as our President and Chief Executive Officer as of June 30, 2006. Mr. Bowers has entered into a consulting agreement with us effective July 1, 2007. See the section entitled "Certain Transactions" for more information regarding the agreement.

(11)   Dr. Karasch was appointed as our President and Chief Executive Officer as of July 1, 2006. Consists of annual salary of $208,222 under Dr. Karasch's employment agreement with TP&T and $34,950 in additional salary accrued in 2006 in connection with Dr. Karasch's appointment as our President and Chief Executive Officer. See the sections entitled "Base Salary" and "Employment Agreement" for a description of Dr. Karasch's employment agreement with us.

(12)   On July 17, 2006, Dr. Karasch was granted options to purchase 50,000 shares of Common Stock at an exercise price of $2.05.

(13)   Consists solely of automobile expense and mobile telephone expense.

(14)   Mr. Haas resigned as Chief Financial Officer on September 26, 2006.

(15)   Ms. Russell was appointed Acting Chief Financial Officer for the period of October 1, 2006 to December 31, 2006.

(16)   On July 17, 2006, Mr. Schomp was granted options to purchase 25,000 shares of Common Stock at an exercise price of $2.05.

(17)   Consists solely of car allowance.

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The following table provides information concerning each award granted during our fiscal year ended December 31, 2007 and 2006, respectively, under our 2000 Incentive Stock Plan (the "Plan") to those of our NEOs who received such.

Grants of Plan-Based Awards for 2007

Name	Grant Date	Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Option Awards
Olaf Karasch	11/20/2007	75,000	(1)	$2.14	$160,500
Steven Parker	01/02/2007	100,000	(2)	$2.84	$284,000
Lee Hee Chew	11/21/2007	25,000	(3)	$2.20	$55,000

(1)   The stock options have a 10-year term and vest in 5 years in five equal annual installments after the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company's stock price exceeds the exercise price.

(2)   The stock options have a 10-year term and vest in 5 years in five equal annual installments after the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company's stock price exceeds the exercise price.

(3)   Reflects options to purchase 25,000 shares that were previously granted, but re-priced at an exercise price of $2.20 per share on November 21, 2007.

Grants of Plan-Based Awards for 2006

Name	Grant Date	Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Option Awards
Olaf Karasch	7/17/2006	50,000	(1)	$2.05	$102,500
Mark J. Schomp	7/17/2006	25,000	(2)	$2.05	$51,250

(1)   The stock options have a 10-year term and vest in 5 years in five equal annual installments after the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the per share price of the Common Stock exceeds the exercise price.

(2)   The stock options have a 10-year term and vest in 5 years in five equal annual installments after the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company's stock price exceeds the exercise price.

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Outstanding Equity Awards at Fiscal Year-End for 2007

The following table sets forth information concerning unexercised options and stock that have not vested for each of our executive officers named in the Summary Compensation Table that is outstanding as of December 31, 2007.

Option Awards

Name	Name of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date
Olaf Karasch	5,000	(1)			$1.09	5/16/2011
	88,500	(2)			$2.21	5/23/2013
	10,000		40,000	(3)	$2.05	7/17/2016
			75,000	(4)	$2.14	11/20/2017

Lee Hee Chew	25,000	(5)			$2.25	5/5/2010
	10,000	(6)			$2.21	5/23/2013
	35,000		15,000	(7)	$4.43	5/14/2014
	15,000		10,000	(8)	$2.20	5/14/2014

Steven Parker			100,000	(9)	$2.84	6/23/2008

Barbara Russell	300	(10)			$1.25	12/1/2010
	2,000	(11)			$2.21	5/23/2013

Mark J. Schomp	25,000	(12)			$1.09	5/16/2011
	100,000	(13)			$2.21	5/23/2013
	5,000		20,000	(14)	$2.05	7/17/2016

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(1)    The options vested in five annual equal increments, with the final tranche having vested on May 16, 2006.

(2)    The options vested in five annual equal increments, with the final tranche having vested on January 1, 2007.

(3)    The options vest in five annual equal increments on each of July 17, 2007, 2008, 2009, 2010 and 2011.

(4)    The options vest in five annual equal increments on each of November 18, 2008, 2009, 2010, 2011, and 2012.

(5)    The options vested in five annual equal increments, with the final tranche having vested on May 5, 2005.

(6)    The options vested in five annual equal increments, with the final tranche having vested on January 1, 2007.

(7)    The options vest in five increments with 20,000 options vesting on May 14, 2004; the remaining 30,000 options vest in equal annual increments on each of May 14, 2006, 2007, 2008 and 2009.

(8)    The options vest in five increments with 5,000 options vesting on May 14, 2004; the remaining 20,000 options vest in equal annual increments on each of May 14, 2006, 2007, 2008 and 2009.  The options were re-priced from $4.43 per share to $2.20 per share on November 21, 2007.

(9)    The options, initially vested in five annual equal increments on each of January 1, 2008, 2009, 2010, 2011 and 2012; however, the options expired on June 23, 2008.

(10)  The options vested in five annual equal increments, with the final tranche having vested on December 1, 2005.

(11)  The options vested in five annual equal increments, with the final tranche having vested on January 1, 2007.

(12)  The options vested in five annual equal increments, with the final tranche having vested on May 16, 2006.

(13)  The options vested in five annual equal increments, with the final tranche having vested on January 1, 2007.

(14)  The options vest in five annual equal increments on each of July 17, 2007, 2008, 2009, 2010 and 2011.

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Other Information

Voting Instructions

If you wish to Consent to the Proposal and were a record holder of Common Stock on the Record Date, please mark the appropriate "Consent" box on the accompanying consent card and sign, date and mail it promptly to the Secretary of the Company in the enclosed envelope.

If you do not wish to Consent to the Proposal and were a record holder of Common Stock on the Record Date, you may mark the appropriate "Consent Withheld" or "Abstain" box on the accompanying consent card, and sign, date and mail the card in the enclosed envelope.  In addition, by not returning a consent card, a holder of Common Stock will be deemed not to have consented to the Proposal.

When a stockholder whose Consent is solicited specifies a choice with respect to the Proposal, the Consent shall be given in accordance with the specifications so made.  If the stockholder has failed to check a box marked "Consent Withheld" or "Abstain" with respect to the Proposal, such stockholder shall be deemed to be a "Consent" to the Proposal.

Since the holders of record on the Record Date of Shares representing at least a majority of the votes represented by the Company's outstanding Common Stock must consent to the proposed Insider Participation in order for such Proposal to be adopted, a direction to withhold consent, an abstention or a broker non-vote has the same effect as a "no" vote with respect to the proposal.

If your Shares are held in the name of brokerage firm, bank nominee or other institution, only this entity can sign and submit a Consent with respect to your Shares.  Accordingly, please contact the person responsible for your account and give instructions for a Consent representing your Shares to be signed, dated and submitted to us for voting purposes.

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TOR MINERALS INTERNATIONAL, INC.

CONSENT

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) acknowledges receipt of the notice dated October 29, 2008 of the solicitation of consents from the stockholders of TOR Minerals International, Inc., a Delaware corporation (the "Company"), and the Consent Solicitation Statement related thereto and (ii) votes all shares of the common stock of the Company held of record by the undersigned on October 24, 2008, in the manner designated herein.

THIS CONSENT WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE HEREIN.  IF NO SPECIFICATION IS MADE, THIS CONSENT WILL BE VOTED FOR THE PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL.  PLEASE REVIEW CAREFULLY THE CONSENT SOLICITATION STATEMENT DELIVERED WITH THIS CONSENT.

1.            To authorize the Insider Participation in the Offering:

               [  ]   CONSENT                   [  ] CONSENT WITHHELD                                            [  ] ABSTAIN

Name:
Date:

NOTE: PLEASE DATE THIS CONSENT AND SIGN YOUR NAME OR NAMES EXACTLY AS SET FORTH HEREON.  FOR JOINTLY OWNED SHARES, EACH OWNER SHOULD SIGN.  IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.  CONSENTS EXECUTED BY CORPORATIONS SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER AND SHOULD BEAR THE CORPORATE SEAL.

PLEASE DATE AND SIGN THIS CONSENT AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

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